Exhibit 10.3
December 4, 2009
Federal Reserve Bank of New York
33 Liberty Street
New York, NY 10045-0001

Attention:	Steven Manzari, Credit, Investment & Payment Risk Telecopy No.: (212) 720-6332 James R. Hennessey, Legal Department Telecopy No.: (212) 720-7797
AIG Funding, Inc., as Lender
72 Wall Street, 10th Floor
New York, NY 10005

Attention:	Neil Friedman Telecopy No.: (212) 363-7176
TEMPORARY WAIVER AND AMENDMENT NO. 2
     Reference is made to that certain (i) Credit Agreement dated as of October 13, 2009 (the “Credit Agreement”), among International Lease Finance Corporation, a California corporation (the “Parent Borrower”), States Aircraft, Inc., a California corporation (the “U.S. Subsidiary Borrower”), Shrewsbury Aircraft Leasing Limited, a private limited liability company incorporated under the laws of Ireland with registration number 475896 (the “Irish Subsidiary Borrower” and together with the Parent Borrower and the U.S. Subsidiary Borrower, the “Borrowers”), Top Aircraft, Inc., a California corporation (“Holdings”), ILFC Ireland Limited, a private limited liability company incorporated under the laws of Ireland with registration number 20936 (“ILFC Ireland”), ILFC France S.a.r.l, a société à responsabilité limitée incorporated under the laws of France (“ILFC France”), ILFC Labuan Ltd., a Labuan private limited liability company incorporated under the Offshore Companies Act 1990 of Malaysia (“ILFC Labuan” and together with ILFC Ireland and ILFC France, the “Initial Intermediate Lessees”), AIG Funding, Inc., a Delaware corporation (the “Lender”), and Wells Fargo Bank Northwest, National Association, a national banking association (“Wells Fargo”), as Security Trustee, (ii) Amended and Restated Credit Agreement dated as of October 13, 2009 (the “Amended and Restated Credit Agreement” and, together with the Credit Agreement, the “Credit Agreements”), among the Borrowers, Holdings, the Initial Intermediate Lessees, the Lender, and Wells Fargo, as Security Trustee, (iii) First Lien Borrower Party Guarantee Agreement dated as of October 13, 2009 by each Borrower, Holdings and each Intermediate Lessee in favor of the Federal Reserve

Bank of New York (the “FRBNY”) (the “First Lien Guarantee Agreement”), (iv) Third Lien Borrower Party Guarantee Agreement dated as of October 13, 2009 by each Borrower, Holdings and each Intermediate Lessee in favor of the FRBNY (the “Third Lien Guarantee Agreement”) and (v) Post-Closing Letter Agreement dated as of October 15, 2009 (the “Post-Closing Letter”), between the Parent Borrower and the Lender and acknowledged by the FRBNY and Daugherty, Fowler, Peregrin, Haught & Jenson. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreements.
SECTION 1. OBLIGATIONS UNDER CREDIT
AGREEMENTS AND POST-CLOSING LETTER
     The parties acknowledge that the Parent Borrower will not (i) add ILFC Cayman Limited, ILFC Aruba A.V.V., ILFC (Bermuda) III, Ltd. and ILFC UK Limited (the “New Intermediate Lessees”) as Intermediate Lessees under the Credit Agreements and the other applicable Loan Documents by December 1, 2009 as required by paragraph 6 of the Post-Closing Letter, (ii) satisfy the Express Perfection Requirements with respect to the Type B Required Pool Aircraft as a result of failure to make filings and/or recordings on the local aviation or other applicable register in the jurisdiction of registration of the Type B Required Pool Aircraft deemed necessary or advisable by a Required Person by December 1, 2009 as required by Section 5.02(a) of each of the Credit Agreements and (iii) satisfy the Express Perfection Requirements with respect to the Supplemental Geneva Pool Aircraft (and where applicable the related Assigned Leases) as a result of failure to make filings and/or recordings on the local aviation or other applicable register in the jurisdiction of registration of all of the Supplemental Geneva Pool Aircraft deemed necessary or advisable by a Required Person by December 1, 2009 as required by Section 5.02(a) of each of the Credit Agreements ((i), (ii) and (iii), without reference to the December 1, 2009 deadline, collectively, the “Requirements”).
SECTION 2. WAIVER
     By signing and returning an executed counterpart of this Temporary Waiver and Amendment Agreement No. 2 (this “Agreement”), each of the Required Persons hereby agrees to waive, during the Waiver Period (as defined below) only, each of the Requirements, but only until the earlier of (x) the Required Perfection Date (as defined after giving effect to this Agreement) and (y) the time (if any) at which the Parent Borrower shall fail to comply with any of the following requirements (the period from the date hereof to such earlier time, the “Waiver Period”):
     (a) On or before December 15, 2009, the Parent Borrower shall remove the Pool Aircraft listed on Schedule 1 attached hereto (the “Removed Aircraft”) from the Designated Pool and provide Non-Pool Aircraft of reasonably equivalent appraised value and otherwise acceptable to the Required Persons in substitution for the Removed Aircraft (the “Substituted Aircraft”). As promptly as practicable following such substitution, but in no event later than January 31, 2010, the Parent Borrower shall satisfy the Express Perfection Requirements with respect to the Substituted Aircraft.

     (b) On or before December 15, 2009, the Parent Borrower shall add each of the New Intermediate Lessees (other than ILFC UK Limited) as Intermediate Lessees under the Credit Agreements and the other applicable Loan Documents in accordance with Section 2.12(c) of each of the Credit Agreements.
     (c) On or before January 31, 2010, the Parent Borrower shall cause the Express Perfection Requirements to be satisfied with respect to each Supplemental Geneva Pool Aircraft in a manner satisfactory to the Required Persons (in their sole discretion). Failure to complete the Express Perfection Requirements with respect to the Supplemental Geneva Pool Aircraft by January 31, 2010 shall cause the Applicable Margin to increase by 0.50% per annum for so long as such Express Perfection Requirements remain unsatisfied.
     (d) Following the Parent Borrower’s receipt of a Transfer Mandate (as defined below) from the FRBNY, the Parent Borrower shall cause the Pool Aircraft Owned by the Parent Borrower specified in such Transfer Mandate to be transferred to one or more SPCs (as defined in the Credit Agreements) by the deadline contained in such Transfer Mandate (the “Mandate Deadline”) in a manner satisfactory to the Required Persons (in their sole discretion); provided that, in no event shall a Mandate Deadline be less than three months from the date on which the applicable Transfer Mandate was delivered by the FRBNY to the Parent Borrower. Each such SPC shall be structured in a manner satisfactory to the Required Persons (in their sole discretion) and shall become a Designated Borrower under each of the Credit Agreements in accordance with Section 2.12(d) thereof. As used herein, a “Transfer Mandate” shall mean a writing submitted by the FRBNY to the Parent Borrower (with a copy to the Lender) identified as a Transfer Mandate and expressly setting forth (i) the specific Pool Aircraft (and related Aircraft Assets) covered by such Transfer Mandate (which may be all of the Pool Aircraft or any smaller subset thereof) (the “Mandated Pool Aircraft”), (ii) the deadline for completion of transfer of all such Mandated Pool Aircraft to SPC(s) (which may be a single date or multiple dates in the sole discretion of the FRBNY) and (iii) any requirements with respect to the SPCs to which such Mandated Pool Aircraft are to be transferred, including without limitation, the entity type, whether more than one Pool Aircraft is to be transferred to such SPCs and the jurisdiction of formation. The parties agree that the last sentence of Section 5.06 of the Credit Agreements shall not be applicable to the transfer of Pool Aircraft to SPCs in compliance with this paragraph (d), to the extent applicable.
     If, following receipt of a Transfer Mandate, the Parent Borrower determines that a transaction or plan involving one or more Mandated Pool Aircraft does not warrant, or is inconsistent with, the transfer of such Mandated Pool Aircraft to one or more SPCs (a “Non-SPC Plan”), the Parent Borrower shall send a written request for consent relating to the Non-SPC Plan to the FRBNY, such written request to include a description of the Non-SPC Plan in reasonable detail, proposed date of consummation (if applicable), the business rationale for the Non-SPC Plan and the anticipated benefit thereof to the Parent Borrower and its creditors, as well as any other relevant terms as appropriate. Neither the Parent Borrower nor any of its Affiliates shall proceed with such Non-SPC Plan unless the FRBNY has provided written consent to the Non-SPC Plan; such consent may provide for additional perfection requirements or any additional conditions or requirements determined to be advisable by the FRBNY in its sole discretion.

     (e) The Parent Borrower shall, within 10 Business Days of the end of each calendar month until the Required Perfection Date has occurred, provide evidence satisfactory to the Required Persons of progress with respect to the transfer of Pool Aircraft to SPC(s), including any transfers required under paragraph (d) of this Section 2. The Parent Borrower further agrees to participate in weekly teleconferences with the Required Persons to provide a status update on the transfer of Pool Aircraft to SPCs.
     (f) The Parent Borrower acknowledges and agrees that the failure to comply with any of the requirements in paragraphs (a), (b), (c), (d) or (e) of this Section 2 shall constitute an Event of Default under each of the Credit Agreements.
SECTION 3. EFFECT OF WAIVER PERIOD
     Each of the signatories hereto agrees that, so long as the Waiver Period is continuing, each of the Credit Agreements shall be deemed to be amended as follows:
     (a) The definition of the following term set forth in Section 1.01 of each of the Credit Agreements is hereby amended to read in full as follows:
     “Applicable Margin” means, subject to increase pursuant to paragraph (c) of Section 2 of the Temporary Waiver and Amendment, 6.025% per annum.
     (b) Section 1.01 of each of the Credit Agreements is amended by adding, in appropriate alphabetical order, the following defined terms:
     (i) “New Intermediate Lessees” has the meaning specified in the Temporary Waiver and Amendment.
     (ii) “FRBNY Account Portion” means, with respect to any Interest Period, an amount equal to (a) the Applicable Margin applicable to such Interest Period, minus (b) 0.025% per annum.
     (iii) “PIK Portion” means, with respect to any Interest Period, an amount equal to (a) the Applicable Margin applicable to such Interest Period, minus (b) 3.025% per annum.
      (iv) “Temporary Waiver and Amendment” means the Temporary Waiver and Amendment No. 2 dated as of December 4, 2009 among the Borrowers, Holdings and the Required Persons.
     (c) Each of the Credit Agreements is amended by replacing Section 2.04(c) therein in its entirety with the following:
     “(c) Interest accrued on the Loan shall be (i) payable in arrears on each Quarterly Payment Date, (ii) calculated to include the first day of each Interest Period and to exclude the last day of each Interest Period (or the Maturity Date in the case of the last

Interest Period hereunder), (iii) paid into the FRBNY Account and (iv) subject to clause (D) of the proviso below, payable in cash; provided that (A) interest accrued pursuant to Section 2.04(b) shall be payable on demand and, notwithstanding clause (D) of this proviso below, in cash, (B) upon any repayment of the Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment, (C) interest attributable to that portion of the Applicable Margin in excess of the FRBNY Account Portion shall be paid into an account designated by the Lender as opposed to the FRBNY Account and (D) the Borrowers shall pay interest attributable to the PIK Portion by increasing the outstanding principal amount of the Loan on the relevant Quarterly Payment Date (“PIK Interest”). Any PIK Interest so added to the principal amount of the Loan shall bear interest as provided in this Section 2.04 from the date on which such interest has been so added. The obligation of the Borrowers to pay PIK Interest shall be automatically evidenced by this Agreement. Unless the context otherwise requires, references to “principal amount” of the Loan refers to the face amount of the Loan and not the gross proceeds funded hereunder and includes any PIK Interest so capitalized and added to the principal amount of the Loan from the date on which such interest has been so added.”
     (d) Each New Intermediate Lessee is deemed to be an Initial Intermediate Lessee for the purposes of Sections 5.03, 5.04, 5.16, 5.23, 5.24, 5.25 and 5.26 of each of the Credit Agreements. The phrases in Section 5.27 of each of the Credit Agreements “within three months of the Effective Date” and “on or before the six-month anniversary of the Effective Date” shall be deemed replaced with “by August 1, 2010”.
SECTION 4. FAILURE TO MEET MANDATE DEADLINE
Each of the signatories hereto agrees that, in the event that the Parent Borrower fails to meet a Mandate Deadline in violation of Section 2(d) of this Agreement, each of the Credit Agreements may be deemed, in the FRBNY’s sole discretion, to be amended as follows:
     (a) The definitions of the following terms set forth in Section 1.01 of each of the Credit Agreements are hereby amended to read in full as follows:
     (i) “Applicable Margin” means 9.025% per annum.
     (ii) “LIBO Rate” means, with respect to any Borrowing for any Interest Period, the rate per annum equal to the greater of (a) 2.0% per annum and (b) the British Bankers Association LIBOR Rate (“BBA LIBOR”) for three-month deposits in Dollars that appears on the display designated as the “Telerate Successor Page 3750”, as published by the “Reuters Monitor Money Rates Services”, or if such display is not available, the display designated as “BBAM 1”, as published by the “Bloomberg Financial Markets Information Services” (or, in either case, such other page or service as may replace it for the purpose of displaying BBA LIBOR of major banks for U.S. dollar deposits) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If neither rate is available at such time for any reason, then the “LIBO Rate” with respect to such Borrowing for such Interest Period shall be the rate per annum determined by the Lender to be representative of the rate per annum at which three-month deposits in Dollars are offered to major banks in the London interbank market in London, England on the last day of the preceding Interest Period.
     (b) Each of the Credit Agreements is amended by replacing Section 2.04(c) therein in its entirety with the following:
     “(c) Interest accrued on the Loan shall be (i) payable in arrears on each Quarterly Payment Date, (ii) calculated to include the first day of each Interest Period and to exclude the last day of each Interest Period (or the Maturity Date in the case of the last Interest Period hereunder), (iii) paid into the FRBNY Account and (iv) subject to clause (D) of the proviso below, payable in cash; provided that (A) interest accrued pursuant to Section 2.04(b) shall be payable on demand and, notwithstanding clause (D) of this proviso below, in cash, (B) upon any repayment of the Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment, (C) interest attributable to that portion of the Applicable Margin in excess of the FRBNY Account Portion shall be paid into an account designated by the Lender as opposed to the FRBNY Account and (D) the FRBNY may elect, upon written notice to the Lender and the Borrowers given no less than 5 Business Days before the applicable Quarterly Payment Date, that the Borrowers pay interest attributable to the PIK Portion by increasing the outstanding principal amount of the Loan on such Quarterly Payment Date (“PIK Interest”); provided that, in the event that the FRBNY elects PIK Interest with respect to any Interest Period, it shall be deemed to have elected PIK Interest for each subsequent Interest Period unless written notice to the contrary is provided to the Lender and the Borrowers prior to the applicable Quarterly Payment Date. Any PIK Interest so added to the principal amount of the Loan shall bear interest as provided in this Section 2.04 from the date on which such interest has been so added. The obligation of the Borrowers to pay PIK Interest shall be automatically evidenced by this Agreement. Unless the context otherwise requires, references to “principal amount” of the Loan refers to the face amount of the Loan and not the gross proceeds funded hereunder and includes any PIK Interest so capitalized and added to the principal amount of the Loan from the date on which such interest has been so added.”
     (c) Section 1.01 of each of the Credit Agreements is amended by adding, in appropriate alphabetical order, the following defined terms:
     (i) “FRBNY Account Portion” means, with respect to any Interest Period, an amount equal to (a) the Applicable Margin applicable to such Interest Period, minus (b) 0.025% per annum.
     (ii) “PIK Portion” means, with respect to any Interest Period, an amount equal to (a) the Applicable Margin applicable to such Interest Period, minus (b) such percentage, not to exceed 6.0% per annum, determined by the FRBNY in its sole discretion.

SECTION 5. AMENDMENTS
Each of the signatories hereto agrees that each of the Credit Agreements shall be deemed to be amended as follows:
     (a) As of the date hereof, irrespective of whether the Waiver Period is continuing, clause (vi) of the definition of “Express Perfection Requirements” set forth in Section 1.01 of each of the Credit Agreements is hereby amended by adding the phrase “and any filings and/or recordings on the local aviation or other applicable register in the jurisdiction of registration of the applicable Pool Aircraft as any Required Person deems necessary or advisable (in its sole discretion),” after “UCC Financing Statement filings,” and by adding a new sentence at the end thereof to read as follows:
     “For the avoidance of doubt, any Local Aviation Register Filings shall be made for the purpose of preserving the ability of any Security Trustee to enforce a certain security interest with the applicable priority set forth in the Mortgage, and any provision contained in the Local Aviation Register Filings shall be interpreted consistently with the Loan Documents and under no circumstances shall it be deemed or interpreted to have modified or amended any provision contained in any of the Loan Documents if the effect of such modification or amendment would be to limit the rights or remedies available to or the obligations of the Security Trustees under the Loan Documents or would be to limit the obligations, rights or remedies of any Borrower Party.”
     (b) As of the date hereof, irrespective of whether the Waiver Period is continuing, Section 1.01 of each of the Credit Agreements is amended by adding, in appropriate alphabetical order, the following defined terms:
     (i) “Final Pool Aircraft” has the meaning specified in Section 2.15.
     (ii) “Release Date” has the meaning specified in Section 2.15.
     (iii) “Released Aircraft” has the meaning specified in Section 2.15.
     (c) As of the date hereof, irrespective of whether the Waiver Period is continuing, the definition of “Required Perfection Date” set forth in Section 1.01 of each of the Credit Agreements is hereby amended to read in full as follows:
     (i) “Required Perfection Date” means the date on which all Express Perfection Requirements shall have been satisfied with respect to the Pool Aircraft (satisfaction to be determined by the FRBNY in its sole discretion), as more fully set forth in the definition of “Express Perfection Requirements”; provided that the Required Perfection Date shall not occur until the first date on which (i) the Parent Borrower no longer Owns any Pool Aircraft and (ii) each Pool Aircraft is Owned by an SPC.
     (d) As of the date hereof, irrespective of whether the Waiver Period is continuing, each of the Credit Agreements is amended by replacing Section 2.15 therein in its entirety with the following:

     “Upon the occurrence of the Required Perfection Date, (i) the definition of Required Pool Aircraft and all references thereto contained herein shall be deleted, (ii) the last paragraph of Section 5.02(a) shall be deleted, (iii) Schedules 3.19(a) and (b) shall be amended by the Parent Borrower to pertain only to the Final Pool Aircraft (as defined below) and the Leases relating thereto and (iv) Schedules 3.19(c) and (d) shall be deleted. Within thirty (30) days of the Required Perfection Date, the Required Persons will, at their sole discretion, select a portfolio of Pool Aircraft with an aggregate Appraised Value sufficient to satisfy Section 5.22(a) of the Credit Agreements as of the Required Perfection Date (the “Final Pool Aircraft”). On the thirty first (31st) day following the Required Perfection Date (the “Release Date”), all Pool Aircraft that are not Final Pool Aircraft (the “Released Aircraft”) shall cease to be Pool Aircraft hereunder and under any other Loan Document; provided that the Released Aircraft shall not cease to be Pool Aircraft to the extent that, as of the Release Date, either before or after giving pro forma effect to the cessation of such Released Aircraft as Pool Aircraft hereunder and under the other Loan Documents, an Event of Default shall have occurred and be continuing. For the avoidance of doubt and subject to the proviso of the preceding sentence, the Borrowers shall not be required to comply with the Express Perfection Requirements with respect to the Released Aircraft after the Release Date. In addition, the FRBNY may, prior to the Required Perfection Date and at its sole discretion, cause certain Pool Aircraft to cease to be Pool Aircraft by delivering written notice to the Parent Borrower to such effect, in which case such released Pool Aircraft shall immediately be deemed to be Released Aircraft and cease to be Pool Aircraft (including for purposes of the definition of Required Perfection Date). Once the Released Aircraft cease to be Pool Aircraft hereunder and under the other Loan Documents, each Security Trustee’s security interest in, and Lien on, the Released Aircraft (and any other Aircraft Assets directly related to the Released Aircraft) shall be automatically released. The Security Trustees shall promptly execute and deliver to the Parent Borrower, at the Parent Borrower’s expense, all documents that the Parent Borrower shall reasonably request to evidence their release of the security interests in, and Liens on, the Released Aircraft (and any other Aircraft Assets directly related to the Released Aircraft).”
SECTION 6. COMMUNICATION WITH THIRD PARTIES
     Each of the signatories hereto agrees that, subject to (i) the terms of the quiet enjoyment letter provided by the Security Trustee relating to each Lease in accordance with Section 4.02 of the Credit Agreement and Section 4.03 of the Amended and Restated Credit Agreement and (ii) Section 9.12 of the Mortgage, (a) the Required Persons or their representatives may communicate with third parties, including but not limited to any Governmental Authority or Lessee, in connection with the transfer of Pool Aircraft to SPCs and (b) the Parent Borrower shall cooperate reasonably with the Required Persons in connection with such communication.

SECTION 7. MISCELLANEOUS
     (a) Limited Nature of Consent and Waiver: The waivers, amendments and consents of the Required Persons expressly set forth in this Agreement shall be limited as precisely written and shall not constitute or be deemed to constitute (i) a consent to a departure from any other term or provision of or under the Loan Documents; (ii) a waiver of any Default or of the rights or remedies of the Required Persons under the Loan Documents or under applicable law (except as specifically set forth in this Agreement); or (iii) an agreement on the part of the Required Persons to modify, alter, amend, waive or revise any term, condition or provision of the Loan Documents (except as specifically set forth in this Agreement).
     (b) No Course of Dealing: The Required Persons are not obligated to grant any other consent, amendment or waiver of any kind under the Loan Documents, and this Agreement does not constitute a course of dealing as between the Required Persons and the Borrowers.
     (c) Binding on Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of each party and their respective successors and assigns.
     (d) Conflict: In the event of any conflict between the provisions of this Agreement and the Credit Agreements or other Loan Documents, the provisions of this Agreement will prevail to the extent of such inconsistency.
     (e) Applicable Law: THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     (f) Counterparts: This Agreement may be executed in counterparts (and by each party hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or by other electronic communication (such as by e-mail in PDF) shall be effective as delivery of a manually signed counterpart of this Agreement.
     (g) Headings; Construction: The section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Each party to this Agreement acknowledges that it was represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement and that this Agreement shall not be subject to the principle of construing its meaning against the party that drafted it.
     (h) Ratification; Letter Agreement as a Loan Document: The Loan Documents as expressly modified, supplemented or waived by this Agreement are each hereby ratified and confirmed and shall continue in full force and effect. The parties to this Agreement expressly agree and acknowledge that it shall be designated as, and shall constitute, a Loan Document for all purposes of the Credit Agreements and the other Loan Documents.
[signature page(s) follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTERNATIONAL LEASE FINANCE CORPORATION
By:	/s/ Pamela S. Hendry
	Name:	Pamela S. Hendry
	Title:	Senior Vice President & Treasurer

STATES AIRCRAFT, INC.
By:	/s/ Pamela S. Hendry
	Name:	Pamela S. Hendry
	Title:	Director

SIGNED SEALED AND DELIVERED by SHREWSBURY AIRCRAFT LEASING LIMITED by its duly appointed attorney in the presence of:	SHREWSBURY AIRCRAFT LEASING LIMITED

			By:	/s/ Niall C. Sommerville

By:	/s/ Maeve O’Reilly			Name:	Niall C. Sommerville

	Name:	Maeve O’Reilly		Title:	Director
	Address:	30 North Wall Quay, Dublin 1
	Occupation:	Administrator

TOP AIRCRAFT, INC.
By:	/s/ Pamela S. Hendry
	Name:	Pamela S. Hendry
	Title:	Director

AIG FUNDING, INC.
By:	/s/ Robert A. Gender
	Name:	Robert A. Gender
	Title:	President

FEDERAL RESERVE BANK OF NEW YORK
By:	/s/ Steven Manzari
	Name:	Steven Manzari
	Title:	SVP

Schedule 1
Removed Aircraft

	Airframe	Engine
	Manufacturer and	Manufacturer
Airframe MSN	Model	and Model	Engine MSN 1	Engine MSN 2
1912	Airbus A319-100	IAE V2524-A5	V11399	V11402
1962	Airbus A319-100	IAE V2524-A5	V11447	V11454
1850	Airbus A321-200	IAE V2533-A5	V11361	V11362
1926	Airbus A321-200	IAE V2533-A5	V11415	V11417
3421	Airbus A319-100	IAE V2524-A5	V12858	V12860
3424	Airbus A319-100	IAE V2524-A5	V12862	V12865
3454	Airbus A319-100	IAE V2524-A5	V12882	V12890
3694	Airbus A319-100	IAE V2524-A5	V13082	V13084